FOR IMMEDIATE RELEASE                                                                                                                                                            Exhibit 99.1

COMPANY CONTACT:

Robert L. LaPenta, Jr.
Vice President –Treasurer
(609) 387-7800 ext. 1216

Burlington Coat Factory Announces First Quarter Fiscal 2009 Operating Results

•	Adjusted EBITDA of $17.3 million versus ($4.6) million in Fiscal 2008.
•	Gross Margin Improves 330 basis points versus last year.
•	Comparative Store Sales increase of 0.2%.
•	Total sales increased $28.2 million, or 4.2%.

BURLINGTON, NEW JERSEY, October 14, 2008 – Burlington Coat Factory Investments Holdings, Inc. and its operating subsidiaries (the “Company”), a nationwide retailer based in Burlington, New Jersey, today announced its results for the first quarter ended August 30, 2008.

    The Company experienced an increase in net sales in the first quarter of Fiscal 2009.  Net sales for the first quarter ended August 30, 2008 were $707.0 million, compared with $678.8 million for the comparative period ended September 1, 2007, a 4.2 % increase.  This increase is primarily the result of the Company opening 33 new stores during the past twelve months and an increase in comparative store sales.  Comparative store sales increased 0.2% for the three months ended August 30, 2008 compared with the three months ended September 1, 2007.

The Company recorded a net loss of $32.5 million for the three months ended August 30, 2008 compared with a net loss of $50.4 million for the three months ended September 1, 2007.  The improvement in the Company’s net loss position during the three months ended August 30, 2008 compared with the three months ended September 1, 2007 is primarily attributable to increased net sales and reduced cost of sales.  Please refer to the Company’s quarterly report on Form 10-Q for the quarter ended August 30, 2008 for further discussion of the Company’s results.

Mark A. Nesci, Chief Executive Officer, stated, “We are pleased that the hard work and dedication of our employees has led to positive comparative store sales as well as a significant improvement in Adjusted EBITDA.  This is a positive start to our fiscal year.  We remain cautiously optimistic during these uncertain macro-economic times and realize that any progress will require the continued hard work and dedication from all areas of the business.”

First Quarter Fiscal 2009 Conference Call

The Company will hold a conference call for investors on Friday, October 17, 2008 at 10:00 a.m. eastern time to discuss the Company’s first quarter Fiscal 2009 operating results. To participate in the call, please dial 1-800-952-1438. This conference call will be recorded and available for replay beginning one hour after the end of the call and will be available through October 18, 2008 at 12:00 p.m. eastern time. To access the replay, please dial 1-800-633-8284, then the access number, 21396502.

About Burlington Coat Factory

Burlington Coat Factory is a nationally recognized retailer of high-quality, branded apparel at every day low prices. We currently serve our customers through our 423 stores in 44 states and Puerto Rico.  For more information about Burlington Coat Factory, visit our website at www.burlingtoncoatfactory.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including among others, competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation, availability of desirable locations on suitable terms, and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Burlington Coat Factory Investments Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited)
(All amounts in thousands)

	Three Months Ended August 30, 2008	Three Months Ended September 1, 2007
REVENUES:
Net Sales	$707,036	$678,769
Other Revenue	6,389	6,778

Total Revenue	713,425	685,547

COSTS AND EXPENSES:
Cost of Sales	439,227	443,775
Selling and Administrative Expenses	265,712	250,887
Depreciation	30,379	30,757
Amortization	10,682	10,751
Interest Expense	26,374	33,225
Impairment Charges	-	553
Other Income, Net	(2,542)	(652)

	769,832	769,296

Loss Before Income Tax Benefit	(56,407)	(83,749)

Income Tax Benefit	(23,939)	(33,354)

Net Loss	$(32,468)	$(50,395)

EBITDA and Adjusted EBITDA

The following table calculates the Company’s EBITDA (earnings from continuing operations before interest, taxes, depreciation, amortization and impairment) and Adjusted EBITDA, both of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes that EBITDA and Adjusted EBITDA provide investors helpful information with respect to our operations. The Company has provided this additional information to assist the reader in understanding our ability to meet our future debt service, fund our capital expenditures and working capital requirements and to comply with various covenants in each indenture governing the notes offered hereby, as well as various covenants related to our senior secured credit facilities. The adjustments to EBITDA are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, EBITDA and Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

EBITDA and Adjusted EBITDA are calculated as follows (amounts in thousands):

	Three Months Ended August 30, 2008	Three Months Ended September 1, 2007
Net Loss	$(32,468)	$(50,395)
Interest Expense	26,374	33,225
Income Tax Benefit	(23,939)	(33,354)
Depreciation	30,379	30,757
Amortization	10,682	10,751
Impairment	--	553
EBITDA	$11,028	$(8,463)
Interest Income	(246)	(373)
Non-Cash Straight-line Rent Expense (a)	3,546	2,974
Advisory Fees (b)	970	1,025
Stock Option Expense (c)	1,255	251
SOX Compliance (d)	791	--

Adjusted EBITDA	$17,344	$(4,586)

(a)	Represents the difference between the actual base rent and rent expense calculated in accordance with GAAP (on a straight line basis).
(b)	Represents the annual advisory fee of Bain Capital expensed during the fiscal quarter.
(c)	Represents expenses recorded under SFAS No. 123(R) during the fiscal quarter.
(d)
As a voluntary non-accelerated filer, the Company furnished its initial management report on Internal Controls Over Financial Reporting in its Annual Report on Form 10-K for Fiscal 2008.  These costs represent professional fees related to this compliance effort that were incurred during Q1 of 2009.